Exhibit 10.02

FLEXTRONICS INTERNATIONAL USA, INC.

AMENDED AND RESTATED SPECIAL DEFERRED COMPENSATION PLAN

1.	Purpose.

Flextronics International USA, Inc. (the “Company”) hereby amends and restates in its entirety the Flextronics International USA, Inc. Special Deferred Compensation Plan (as amended and restated, the “Plan”). The Plan sets forth the terms of an unfunded deferred compensation plan for a select group of management, highly compensated employees, directors and persons who have been part of a select group of management, highly compensated employees or directors of Company who may agree, pursuant to the Deferral Agreements, to defer certain compensation otherwise due to them. It is intended that the Plan constitute an unfunded “top hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan will be administered and construed in accordance with Section 409A of Code and any administrative guidance issued thereunder.

2.	Definitions.

The following terms used in the Plan shall have the meanings set forth below:

(a) “Affiliate” means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(b) “Agreement Date” shall mean May 18, 2004, or such other date designated as the Agreement Date in the applicable Deferral Agreement.

(c) “Beneficiary” shall mean any person, persons, trust or other entity designated by a Participant to receive benefits, if any, under the Plan upon such Participant’s death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or Plan Administrator.

(d) “Board” shall mean the Board of Directors of Flextronics International Ltd.

(e) “Change of Control” shall mean (i) a merger or consolidation of the Flextronics International Ltd. in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (ii) the sale, lease, conveyance or other disposition of all or substantially all of the Flextronics International Ltd’s assets as an entirety or substantially as an entirety to any person, entity or group acting in concert; (iii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of more than 50% of the aggregate voting power of all classes of shares of Flextronics International Ltd; or (iv) a liquidation and winding up of the business of Flextronics International Ltd.

(f) “Claimant” shall have the meaning set forth in Section 9(a).

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the Compensation Committee appointed by the Board.

(i) “Company” shall mean Flextronics International USA, Inc., any successor to all or a major portion of the Company’s assets or business that assumes the obligations of the Company, and any other corporation or unincorporated trade or business that has adopted the Plan with the approval of the Company, and is a member of the same controlled group of corporations or the same group of trades or businesses under common control (within the meaning of Code sections 414(b) and 414(c)) as the Company, or an affiliated service group (as defined in Code section 414(m)) which includes the Company, or any other entity required to be aggregated with the Company pursuant to regulations under Code sections 414(o) and 409A or any other affiliated entity that is designated by the Company as eligible to adopt the Plan.

(j) “Deferral Account” shall mean the recordkeeping account, and any sub-accounts determined by the committee or Plan Administrator to be necessary or appropriate for the proper administration of the Plan, established and maintained by the Company in the name of a Participant as provided in Section 4(c) for compensation payable to a Participant pursuant to a Deferral Agreement.

(k) “Deferral Agreement” shall mean an agreement executed by the Participant and the Company, in such form as approved by the Committee or the Plan Administrator, and as may be revised from time to time with respect to any one or more Participants by or at the direction of the Committee or Plan Administrator, whereby (A) the Participant (i) agrees to receive certain types of compensation in the future pursuant to the provisions of this Plan, (ii) elects to defer future compensation such Participant would otherwise be entitled to receive in cash from the Company, including an amount or percentage of compensation to be deferred, and/or (iii) makes such other elections as are permitted and provides such other information as is required under the Plan, and (B) the Participant specifies a schedule according to which the Participant will receive payout of his or her compensation that is payable in the future under this Plan. Each Deferral Agreement shall incorporate by its terms the provisions of this Plan.

(l) “Disabled” shall mean a Participant who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(C).

(m) “Fair Market Value” shall mean, on a given date of valuation, (i) with respect to any mutual fund, the closing net asset value as reported in The Wall Street Journal with respect to the date of valuation and (ii) with respect to a security traded on a national securities exchange or the NASDAQ National Market, the closing price on the date of valuation as reported in The Wall Street Journal.

(n) “Hypothetical Investments” shall have the meaning set forth in Section 4(d).

(o) “Manager” shall have the meaning set forth in Section 4(d).

(p) “Officers” shall have the meaning set forth in Section 8(b)(ii).

(q) “Participant” shall mean a present or former employee or director of the Company who participates in this Plan and any other present or former employee or director designated from time to time by the Committee.

(r) “Pay Day” shall mean, for each Participant, the day on which the Company is required, by the terms of the applicable Deferral Agreement form or any other agreement between the Participant and the Company, to credit an amount to the Participant’s Deferral Account under this Plan.

(s) “Plan” shall mean this Flextronics International USA, Inc. Amended and Restated Special Deferred Compensation Plan.

(t) “Plan Administrator” shall mean the Plan Administrator, if any, appointed pursuant to Section 3(a).

(u) “Plan Effective Date” shall mean May 18, 2004.

(v) “Released Party” shall have the meaning set forth in Section 8(b)(iii).

(w) “Separation from Service” shall mean the cessation of a Participant’s employment with the Company, other than by death or Disability. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i).

(x) “Specified Employee” shall mean a key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of Flextronics International Ltd., for so long as any of its stock is publicly traded on an established securities market or otherwise. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i).

(y) “Trust” shall mean any trust or trusts established or designated by the Company pursuant to Section 5(a) to hold assets in connection with the Plan.

(z) “Trustee” shall have the meaning set forth in Section 5(a).

(aa) “Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

3.	Authority and Administration of the Committee and Plan Administrator.

(a) Authorization of Committee or Plan Administrator. The Committee shall administer the Plan and may select one or more persons to serve as the Plan Administrator. The Plan Administrator shall have authority to perform any act that the Committee is entitled to perform under this Plan, except to the extent that the Committee specifies limitations on the Plan Administrator’s authority. The initial Plan Administrator shall be the Company’s Treasurer. Any person selected to serve as the Plan Administrator may, but need not, be a Committee member or an officer or employee of the Company. However, if a person serving as Plan Administrator or a member of the Committee is a Participant, such person may not decide or vote on a matter affecting his interest as a Participant.

(b) Administration by Committee or Plan Administrator. The Committee or Plan Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to reasonably construe and interpret the Plan, to reasonably define the terms used herein, to reasonably prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations reasonably necessary or advisable for the administration of the Plan. The Committee or Plan Administrator may appoint additional agents and delegate thereto powers and duties under the Plan.

4.	Deferral Agreements and Deferral Accounts.

(a) Deferral Agreement. The Company and any Participant may agree to defer all or a portion of his or her compensation, under the terms provided in any Deferral Agreement form provided to the Participant in accordance with the Plan, by executing a completed Deferral Agreement on or before the relevant Agreement Date. The Deferral Agreement form shall establish for each Participant the amount and type of compensation (including bonuses and/or salary) that may be deferred pursuant to the Plan and such determination will be reflected on the relevant Deferral Agreement form, and may establish maximum or minimum amounts of aggregate deferrals that may be elected for a Participant. A Participant shall not be entitled to vary any term that is set forth in the Deferral Agreement form except to the extent that the form of Deferral Agreement itself permits variations.

(b) Establishment of Deferral Accounts. The Committee or Plan Administrator shall establish a Deferral Account for each Deferral Agreement. Each Deferral Account shall be maintained for the Participant solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company. The Participant shall be 100% vested in the Participant’s Deferral Account at all times, except to the extent otherwise specified in the applicable Deferral Agreement. A Participant’s Deferral Account shall be credited with the amounts required to be credited to the Participant’s Deferral Account pursuant to the Participant’s initial Deferral Agreement or pursuant to any subsequent Deferral Agreement entered into by that Participant and the Company, in each case, less the amount of federal, state or local tax required by law to be withheld with respect to the such amounts, unless such withholding is provided from another source, and shall be adjusted for Hypothetical Investment results as described herein.

(c) Hypothetical Investments and Managers. Subject to the provisions of Section 4(g), amounts credited to a Deferral Account shall be deemed to be invested, at the Participant’s direction from time to time, in one or more hypothetical investments selected from a list established by the Committee or Plan Administrator (“Hypothetical Investments”). A Participant may select Hypothetical Investments or may select an investment manager (a “Manager”) from a list established by the Committee or Plan Administrator, and the Manager will then select Hypothetical Investments on behalf of the Participant. The Committee or Plan Administrator shall be liberal and shall include Hypothetical Investments and Managers representing a wide variety of investment alternatives. Hypothetical Investments shall include only mutual funds and publicly traded stocks and bonds. The Committee or Plan Administrator shall consider requests from any Participant to add to the initial list of Hypothetical Investments and Managers and shall satisfy such requests if they are reasonably acceptable to the Committee or Plan Administrator. The Committee or Plan Administrator may change or discontinue any Hypothetical Investment or Manager if reasonably necessary to satisfy business objectives of the Company or its Affiliates; provided that, following a Change of Control, neither the Committee nor the Plan Administrator may change or modify the investment options existing immediately prior to such Change of Control in any manner that is adverse to the Participants. No Hypothetical Investments may be made in any debt or equity issued by Flextronics International Ltd. or its Affiliates.

(d) List of Hypothetical Investments and Managers. An initial list of Hypothetical Investments and Managers shall be established by the Board, the Committee or the Plan Administrator and the list, as it may be changed and exist from time to time, shall be provided to each Participant in connection with the initial Deferral Agreement.

(e) Investment of Deferral Accounts. As provided in Sections 4(d) and 5(b), each Deferral Account shall be deemed to be invested in one or more Hypothetical Investments as of the date of the deferral or credit, as the case may be. The amounts of hypothetical income, appreciation and depreciation in value of the Hypothetical Investments shall be credited and debited to, or otherwise reflected in, such Deferral Account from time to time in accordance with procedures established by the Committee or Plan Administrator. Unless otherwise determined by the Committee or Plan Administrator, amounts credited to a Deferral Account shall be deemed invested in Hypothetical Investments as of the date so credited.

(f) Allocation and Reallocation of Hypothetical Investments. A Participant may allocate and reallocate amounts credited to his or her Deferral Account to one or more of the Hypothetical Investments or Managers authorized under the Plan. Subject to the rules established by the Committee or Plan Administrator, a Participant may reallocate amounts credited to his or her Deferral Account to other Hypothetical Investments or other Managers by filing with the Committee or Plan Administrator a notice, in such form as may be specified by the Committee or Plan Administrator; provided that such reallocation shall not be permitted more than once per calendar month without the written consent of the Committee or Plan Administrator; provided further that the Committee or Plan Administrator shall be reasonable in accommodating requests for mid-month allocations. The Committee or Plan Administrator may direct the Managers accordingly; provided, however, that a Manager may reallocate amounts credited to a Deferral Account for which it has responsibility at any time without limitation. No Participant shall have the right, at any time, to direct a Manager to enter into specific transactions in connection with his or her Deferral Account; provided that this provision shall not prohibit the Participant from communicating with the Manager regarding Hypothetical Investments, including communication regarding preferred Hypothetical Investment objectives. Each Manager shall have the power to acquire and dispose of such Hypothetical Investments as the Manager determines necessary in connection with its portfolio. The Committee or Plan Administrator may restrict or prohibit reallocation of amounts deemed invested in specified Hypothetical Investments or invested by specified Managers to comply with applicable law or regulation.

(g) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Hypothetical Investments are to be used for measurement purposes only. A Participant’s election of any such Hypothetical Investments, the allocation of such Hypothetical Investments to his or her Deferral Account, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Deferral Account in any such Hypothetical Investments. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Hypothetical Investments, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company.

5.	Establishment of Trust.

(a) The Trust Agreement. The Company has entered into a Trust Agreement for the Plan, providing for the establishment of a trust to be held and administered by a trustee (the “Trustee”) designated in the Trust Agreement (the “Trust”). The Trustee shall be the agent for purposes of such duties delegated to the Trustee by the Committee or Plan Administrator as set forth in the Trust Agreement. The Trust shall be irrevocable.

(b) Funding the Trust. On the relevant Pay Day, the Company shall deposit into the Trust cash or other assets, as specified in the applicable Deferral Agreement, equal to the aggregate amount required to be credited to the Participant’s Deferral Account for that Pay Day, less applicable taxes required to be withheld, if any. The assets of the Trust shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company.

(c) Taxes and Expenses of the Trust. The Committee and the Plan Administrator shall make all investment decisions for the Trust, and no Participant shall be entitlement to direct any investments of the Trust. All taxes on any gains and losses from the investment of the assets of the Trust shall be recognized by the Company and the taxes thereon shall be paid by the Company and shall not be recovered from the Deferral Accounts or the Trust. The third-party administrative and investment expenses of the Plan and the Trust, including expenses charged by the Trustee to establish the Trust and the Trustee’s annual fee per Deferral Account, shall be paid by the Company, and shall neither be payable by Trustee from the Trust nor reduce any Deferral Accounts; provided that any Managers’ fees or other expenses incurred with respect to particular Hypothetical Investment or any asset of the Trust which corresponds to a particular Hypothetical Investment shall be charged to the Deferral Account that is deemed invested in such Hypothetical Investment. No part of the Company’s internal expenses to administer the Plan, including overhead expenses, shall be charged to the Trust or the Deferral Accounts.

6.	Settlement of Deferral Accounts.

The Company shall pay or direct the Trustee to pay the net amount credited to a Deferral Account as elected by the Participant in the Participant’s Deferral Agreement. Except for payouts due to the death, Disability or Separation from Service of the Participant, no payout of amounts credited to a Participant’s Deferral Account shall occur prior to the first anniversary of the Deferral Agreement. Except as otherwise provided in the a the applicable Deferral Agreement, a Participant may, if allowed by the Committee in its sole discretion, redefer the payout of his Deferral Account one or more times; provided, that (i) such redeferral may not take effect until at least 12 months after the date on which such election is made; (ii) in the case of an election related to any payment other than a payment that would be made upon the Participant’s death, Disability, or the occurrence of an Unforeseeable Emergency, the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and (iii) any election that would affect a scheduled payout may be made not less than 12 months prior to the date of the first scheduled payout date. The preceding restrictions on redeferrals shall be construed and administered in accordance with the requirements of Code Section 409A(a)(4)(C). No Participant shall be entitled to accelerate the time or schedule of any payment under the Plan, except where an acceleration would not result in the imposition of additional tax under Code Section 409A.

(a) Payment in Cash or Securities. The Company shall settle a Participant’s Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash in an amount equal to or, at the option of the Committee or Plan Administrator, in marketable securities selected by the Committee or Plan Administrator with a Fair Market Value equal to the net amount credited to the applicable Deferral Account. Any such distributions to a Participant shall reduce the Company’s obligations under the Plan to such Participant. The Company’s obligation under the Plan may be satisfied by distributions from the Trust.

(b) Timing of Payments.

(i) Payments in settlement of a Participant’s Deferral Account may be distributed no earlier than the Participant’s Separation from Service, Disability, death, a specified time (or pursuant to a fixed schedule) specified in the applicable Deferral Agreement, or the occurrence of an Unforeseeable Emergency. In the case of a Participant who is a Specified Employee, a payment on account of Separation from Service may not be made before the date which is 6 months after the date of Separation from Service (or, if earlier, the date of the Participant’s death). In such event, the single lump sum payment or any installment payments that otherwise would have been payable within such six (6) month period, will be paid as soon as administratively practicable after such six (6) month period.

(ii) Payments in settlement of a Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as directed by the Participant in the Participant’s Deferral Agreement, unless otherwise provided in this Section 6. All amounts needed for a payment shall be deemed withdrawn from the Hypothetical Investments as close in time as is practicable to the requested payment date. If a Participant has elected to receive installment payments, the amount of the distribution payable is based upon the value of the Deferral Account at the time of the installment payment date and shall act to reduce Hypothetical Investments in the following order: (A) cash and money market accounts, and (B) each other Hypothetical Investment on a pro rata basis, based on the value of the Participant’s Deferral Account. For purposes of a redeferral election as permitted under this Section 6, an election to receive installment payments shall be treated as an election to receive a series of separate payments. If a Participant has elected to receive partial payments of the amount in his or her Deferral Account, unpaid balances shall continue to be deemed to be invested in the Hypothetical Investments that such Participant has designated pursuant to Section 4(d) or 4(f).

(iii) Except as provided otherwise in the applicable Deferral Agreement, in the event of a Participant’s death prior to the payment of all net amounts credited to his or her Deferral Account, such amounts shall be paid to the Participant’s designated Beneficiary in a single lump sum as soon as practicable after the Participant’s death. If a Participant fails to designate a Beneficiary or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be the executor or personal representative of the Participant’s estate, if a probate proceeding is open at the time for the distribution(s), and otherwise shall be the person(s) who would be entitled to the distribution(s) under the Participant’s last will and /or revocable trust (if such will distributes the residuary estate to such trust) and otherwise to the person(s) who would inherit the Participant’s property under the law of the Participant’s last domicile. If the Committee or Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee or Plan Administrator shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee’s or Plan Administrator’s satisfaction. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company from all further obligations under this Plan with respect to the Participant, and such Participant’s interest in the Plan shall terminate upon such full payment of benefits.

(iv) Irrespective of any elections made by a Participant, if the Committee or Plan Administrator determines that a Participant has become Disabled, the net amount credited to a Participant’s Deferral Account shall be paid out in a single lump sum to the Participant.

(c) Unforeseeable Emergency. Other provisions of the Plan notwithstanding, if the Committee or Plan Administrator determines that the Participant has an Unforeseeable Emergency, the Committee or Plan Administrator shall direct the immediate lump sum payment to the Participant of vested amounts that the Committee or Plan Administrator determines to be necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The preceding sentence shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii). If a Participant has suffered an Unforeseeable Emergency, the Plan Administrator shall authorize the cessation of deferrals by such Participant under the Plan.

(d) Distribution upon Income Inclusion under Code Section 409A. If, for any reason, it is has been determined that the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder, the Committee or the Plan Administrator shall distribute to the Participant the portion of the Participant’s Deferral Account that is required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and the regulations promulgated thereunder.

(e) Effect on Deferral Account. A Participant’s Deferral Account shall be debited to the extent of any distributions to the Participant pursuant to this Section 6.

7.	Amendment and Termination.

(a) Amendment. The Committee, Plan Administrator or the Board may, with prospective or retroactive effect, amend or alter the Plan (i) if the Internal Revenue Service determines that any amounts deferred under the Plan are includible in the Participant’s gross income prior to being paid out to the Participant, or (ii) any time, if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Code Section 409A or to comply with the provisions of Code Section 409A; provided that, upon an event described in clause (i), the Company may accelerate distributions under this Plan but may not otherwise alter any Participant’s rights under this Plan; and provided further that, following a Change of Control, the Plan will not be subject to amendment or alteration without the prior written consent of each Participant who would be materially adversely affected by such action; and provided further that, the Company may accelerate distributions under this Plan only where doing so would not result in the imposition of additional tax under Code Section 409A.

(b) Termination. Notwithstanding any other provision to the contrary and except as may otherwise be provided by the Committee or Plan Administrator, the Plan shall terminate as soon as possible following the payment of all amounts in respect of all Deferral Accounts.

8.	General Provisions.

(a) Limits on Transfer of Awards. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or the Participant’s Beneficiary) or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or the Participant’s Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

(b) Waiver, Receipt and Release.

(i) As between the Participant and the Company, a Participant and the Participant’s Beneficiary shall assume all risk (other than gross negligence of the Company or the Committee or Plan Administrator, or breach by the Company of the terms of this Plan) in connection with the Plan, Trust design, implementation or administration, Hypothetical Investment decisions made by the Participant or the Participant’s Manager and the resulting value of the Participant’s Deferral Account, the selection and actions of the Trustee or any other third party providing services to the Company or the Trust in connection with the Plan or Trust (including their administrative and investment expenses), including any income taxes of the Participant or Participant’s Beneficiary relating to or arising out of his or her participation in the Plan, and neither the Company nor the Committee or Plan Administrator shall be liable or responsible therefor other than as provided in Section 5(c); provided, however, that the Company shall indemnify each Participant for any additional 20% tax imposed under Code Section 409A and any additional interest resulting from an inclusion in income under Code Section 409A as a result of any actions of the Company in administering or carrying out the purposes of the Plan.

(ii) As a condition of being a Participant in the Plan, each Participant must sign a waiver (which may be a part of the Deferral Agreement) releasing the Company and its Affiliates, the Committee, the Plan Administrator, officers of the Company or its Affiliates (the “Officers”) and the Board from any claims and liabilities regarding the matters to which the Participant has assumed the risk as set forth in this Section. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for compensation deferred and relating to the Deferral Account to which the payments relate against the Company or any Affiliate or the Committee or Plan Administrator, and the Committee or Plan Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a waiver, receipt and release to such effect.

(iii) As a condition of being a Participant in the Plan, each Participant must sign a waiver releasing the Trustee and each of its Affiliates (each, a “Released Party”) against any and all loss, claims, liability and expenses imposed on or incurred by any Released Party as a result of any acts taken or any failure to act by the Trustee, where such act or failure to act is in accordance with the directions from the Committee or Plan Administrator or any designee of the Committee or Plan Administrator.

(iv) Subject only to the Company’s indemnification of Participants provided in Section 8(b)(i), each Participant agrees to pay any taxes, penalties and interest such Participant or Beneficiary may incur in connection with his or her participation in this Plan, and further agrees to indemnify the Company and its Affiliates, the Committee, the Plan Administrator, Officers the Board, and the Company’s agents for such taxes, penalties and interest the Participant or Participant’s Beneficiary incurs and fails to pay and for which the Company is made liable by the appropriate tax authority.

(c) Unfunded Status of Awards, Creation of Trusts. The Plan is intended to constitute an unfunded plan for deferred compensation and each Participant shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company.

(d) Participant Rights. No provision of the Plan or transaction hereunder shall confer upon any Participant any right or impose upon any Participant any obligation to be employed by the Company or an Affiliate, or to interfere in any way with the right of the Company or an Affiliate to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 8(c) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(e) Tax Withholding. The Company shall have the right to deduct from amounts otherwise credited to or paid from a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld.

(f) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws to the extent not pre-empted by federal law.

(g) Limitation. A Participant and the Participant’s Beneficiary shall assume all risk in connection with (i) the performance of the Managers, (ii) the performance of the Hypothetical Investments and (iii) the tax treatment of amounts deferred under or paid pursuant to the Plan, and the Company, the Committee, the Plan Administrator, and the Board shall not be liable or responsible therefor.

(h) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

(i) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

(j) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in or to any Plan or Company assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any Trust.

(k) Spouse’s Interest. The interest in the benefits hereunder of a Participant’s spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

(l) Successors. The provisions of the Plan shall bind the Company and its successors.

9.	Claims Procedures.

(a) Presentation of Claim. If any person does not believe that he or she has received Plan benefits to which the person is entitled or believes that fiduciaries of the Plan have breached their duties or that the Plan is not being operated properly or that his or her legal rights have been or are being violated with respect to the Plan, such person (a “Claimant”) must file a written claim with the Committee or Plan Administrator under the procedures set forth in this Article. The procedures in this Article shall apply to all claims that any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, unless the Committee or Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the Claimant. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the benefit or other determination desired by the Claimant. The claim must be accompanied with sufficient supporting documentation for the benefit or other determination requested by the Claimant.

(b) Notification of Decision. The Committee or Plan Administrator shall consider a Claimant’s claim and shall notify the Claimant in writing within twenty-five (25) days of receipt of the claim that either:

(i) the Claimant’s requested determination has been made, and that the claim for benefits has been allowed in full (or if the claim was not filed for benefits, those steps the Company has taken or will take in connection with the determination); or

(ii) the Committee or Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A) specific reason or reasons the claim was denied;

(B) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(C) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(D) an explanation of the claim review procedure set forth below.

(c) Review of a Denied Claim. Within sixty (60) days (180 days for a Disability claim) after receiving a notice from the Committee or Plan Administrator that a claim has been denied in whole or in part, but not thereafter, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee or Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the request for review is filed, the Claimant (or the Claimant’s duly authorized representative):

(i) may upon reasonable request and free of charge, have reasonable access to, and copies of, all pertinent documents, records and other information in the Company’s possession; and

(ii) will be informed of such other matters as the Committee or Plan Administrator deems relevant.

The Committee or Plan Administrator shall conduct a full and fair review of the claim and the initial adverse benefit determination and notify the Claimant in writing of its decision within sixty (60) days (45 days for a Disability claim) after receipt of Claimant’s request for a review. In the case of an adverse benefit determination, the notification shall set forth (1) the specific reason or reasons for the adverse determination, (2) reference to the specific Plan provisions on which the determination is based, (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and (4) a statement describing the voluntary arbitration procedures offered under the Plan and the right to bring an action under Section 502(a) of ERISA.

(d) Elective Arbitration. If a Claimant’s claim described in Section 9(a) is denied pursuant to Sections 9(b) and 9(c) (an “Arbitrable Dispute”), the Claimant may, in lieu of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, and as the Claimant’s only further recourse, submit the claim to final and binding arbitration in the city of San Jose, State of California, before an experienced employment arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Except as otherwise provided in this Section 9(d) or Section 9(f), each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by each party (or, if applicable, each group of parties) to the arbitration. In any Arbitrable Dispute in which the Claimant prevails, the Company shall reimburse the Claimant’s reasonable attorneys fees and related expenses. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute for which an arbitration is elected. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Should any party attempt to resolve an Arbitrable Dispute for which an arbitration is elected by any method other than arbitration pursuant to this Section, the responding party shall be entitled to recover from the initiating party all damages, expenses and attorneys fees incurred as a result.

(e) Legal Action. Prior to a Change of Control, except to enforce an arbitrator’s award, no actions may be brought by a Claimant in any court with respect to an Arbitrable Dispute that is arbitrated.

(f) Following a Change of Control. Upon the occurrence of a Change of Control, an independent party selected jointly by the Participants in the Plan prior to the Change in the Control and the Committee or the Plan Administrator or other appropriate person shall assume all duties and responsibilities of the Committee or Plan Administrator under this Article 9 and actions may be brought by a Claimant in any appropriate court with respect to an Arbitrable Dispute that is arbitrated. After a Change of Control, if any person or entity has failed to comply (or is threatening not to comply) with any of its obligations under the Plan, or takes or threatens to take any action to deny, diminish or to recover from any Participant the benefits intended to be provided thereunder, the Company shall reimburse the Participant for reasonable attorneys fees and related costs incurred in the successful pursuance or defense of the Participant’s rights. If the Participant does not prevail, attorneys fees shall also be payable under the preceding sentence to the extent the Participant had reasonable justification for pursuing its claim, but only to the extent that the scope of such representation was reasonable.

10.	Effective Date.

The Plan shall be effective as of May 18, 2004.

Flextronics International USA, Inc.

By:
Thomas J. Smach
Chief Financial Officer

Michael E. Marks